Exhibit 6(ii)

SCHEDULE A

Fund	Fee Rate	Effective Date
AltShares Merger Arbitrage ETF	0.75%	February 7, 2020
AltShares Event-Driven ETF	1.25%	May 25, 2021

Information Classification: Limited Access